Exhibit 99.1

    Computer Access Technology Corporation Announces the Retirement of Chief Executive Officer Dan Wilnai and New Appointments to Executive Management
                           and the Board of Directors

    SANTA CLARA, Calif., July 22 /PRNewswire-FirstCall/ -- Computer Access Technology Corporation (CATC) (Nasdaq: CATZ), a communication protocols expert company, announced today that co-founder and Chief Executive Officer ("CEO") Dan Wilnai has decided to retire and that the Board of Directors has accepted his resignation as CEO effective immediately. Mr. Wilnai will remain actively involved in the Company as its Chairman of the Board.

    The Company further announced that effective immediately, the Board of Directors has promoted Carmine J. Napolitano from President, Chief Financial Officer and Secretary to President and CEO, and appointed him to the Company's Board of Directors. The Board of Directors also promoted Jason LeBeck from Director of Finance and Administration to Vice President, Chief Financial Officer, and Secretary. Additionally, the Company announced the appointment of John T. Rossi to the Company's Board of Directors. Mr. Rossi, who is Vice President of Finance and Chief Financial Officer of OmniVision Technologies, Inc., will also serve on the Company's Audit Committee.

    "Since returning from retirement two years ago to help restructure the Company's growth strategy, I have worked very closely with Carmine," said Wilnai. "I have enjoyed watching Carmine use his unique skills and practical experience in all facets of our business to bring out the best in CATC's management team and employees. Carmine has the exceptional ability to formulate sound, far-reaching, multi-layered business objectives and to motivate and drive the organization to consistently execute on those objectives. We have in CATC an excellent team of talented and dedicated people, a very experienced management team and a strong foundation of market share and technology leadership in the rapidly growing markets for digital communication protocols. Combined with CATC's exceptional business model and our strong balance sheet, we are solidly positioned to grow the Company and increase shareholder value. Under Carmine's leadership, we look forward to continue our drive to satisfy our customer requirements and to enhance our shareholders' value."

    "I am delighted to take on this challenge as CATC's President and CEO," said Napolitano. "Over the last two years, I have worked closely with Dan and the entire management team to return CATC to profitability and position it for a bright future. I particularly appreciate the confidence that Dan and the Board have shown in me and intend to continue moving CATC forward for the benefit of all of CATC's customers, shareholders and employees. Additionally, I would like to thank Dan for his unrelenting drive and dedication to CATC's success over the past 12 years. He retires from CATC's day-to-day operations having assembled a superior team of driven, hard working and talented employees and having established a solid roadmap for the future."

    In September 2002, Mr. Napolitano joined CATC as its Vice President, Chief Financial Officer, and Secretary and was promoted to President in November 2003. Prior to joining CATC, Mr. Napolitano was the Vice President of Finance & Administration and Chief Financial Officer of Centric Software, a leader in collaborative product lifecycle management (PLM) software, from August 1995 until August 2002. From 1993 until 1995 he was Treasurer at Wavefront Technologies, a leader in 3D animation software. Mr. Napolitano received a BS in Mechanical Engineering from the University of California, Santa Barbara and a MBA in Finance from New York University.

    Mr. LeBeck joined CATC as its Corporate Controller in November 2000 and was promoted to Director of Finance and Administration in January 2004. Prior to joining CATC, Mr. LeBeck was West Coast Controller for several divisions of Lycos Inc., from February 1998 until November 2000. From 1997 until 1998, Mr. LeBeck was Corporate Controller for Compressent Corporation, a leader in color fax technology. Previously he worked at Ernst & Young as an audit professional. Mr. LeBeck received a BS in Business Administration, with a Concentration in Accounting, from California Polytechnic State University, San Luis Obispo and is a certified public accountant.

    Mr. Rossi has served as Vice President of Finance and Chief Financial Officer of OmniVision Technologies, Inc., a maker of CMOS image sensors, since September 2003 and was a member of OmniVision's Board of Directors from September 2002 to February 2004. From April 1990 to September 2002, Mr. Rossi served in various capacities at Robertson Stephens and Company, an investment bank, most recently as a managing director of investment banking and as a member of the commitment committee. Mr. Rossi holds a B.A. from Lafayette College, a M.A. from Tulane University and a M.B.A. from Stanford University.

    About CATC

    CATC, a communication protocol expert company, provides advanced verification systems and connectivity products for existing and emerging digital communications standards such as Bluetooth, Fibre Channel, IEEE 1394, InfiniBand, PCI Express, SCSI, Serial ATA, Serial Attached SCSI (SAS) and USB. CATC products are used by semiconductor, device, system and software companies at each phase of their products' lifecycles from development through production and market deployment. CATC's expert protocol analysis systems allow customers to monitor communications traffic, diagnose design and operational problems and confirm interoperability and standards compliance. Technicians also use CATC's test and analysis products on production lines and for maintenance of deployed systems and networks. CATC was founded in 1992 and is headquartered in Santa Clara, California. For more information regarding CATC and its products, please visit http://www.catc.com/ .

    Regarding Forward-Looking Statements

    This press release may contain forward-looking statements based on CATC's current expectations, such as availability of product, market acceptance and competition, management capability and experience, levels of growth, profitability and shareholder value. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, such as CATC's production of new products, market acceptance of its products, competitive pressures, management performance, success of growth, profitability and increased shareholder value. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in CATC's Annual Report on Form 10-K, filed February 20, 2004, as amended by its Form 10-K/A filed on March 3, 2004, its most recent Form 10-Q filed on May 13, 2004 and subsequent filings CATC may make with the SEC, as amended, which can be viewed at the Securities and Exchange Commission's website at http://www.sec.gov/ .

    NOTE: CATC, and Computer Access Technology Corporation are proprietary marks of Computer Access Technology Corporation. All other company names and marks may be trademarks of the respective companies with which they are associated.


SOURCE  Computer Access Technology Corporation
    -0-                             07/22/2004
    /CONTACT: Jason LeBeck, +1-408-486-7202, or investorinfo@catc.com/ /Web site: http://www.catc.com /
    (CATZ)

CO:  Computer Access Technology Corporation; CATC
ST:  California
IN:  CPR STW TLS MLM
SU:  PER